EXHIBIT 99.2

February 21, 2005

Adya Tripathi

President & Chief Executive Officer

Tripath Technology, Inc.

2560 Orchard Parkway

San Jose, CA 95131

Dear Dr. Tripathi:

The purpose of this letter agreement (the “Agreement”) is to set forth the terms and conditions pursuant to which Rodman & Renshaw, LLC (“R&R”) shall introduce Tripath Technology, Inc. (the “Company”) to one or more investors in connection with the proposed sale of up to ten million (10,000,000) shares of common stock, par value $0.001, which have been registered on a registration statement on Form S-3 (File No. 333-115771) or which are issued in a private placement (the “Securities”), of the Company in one or more related closings consummated on or prior to May 17, 2005 (the “Offering”). The terms of such Offering and the Securities shall be mutually agreed upon by the Company and the investor(s). R&R’s engagement under this Agreement shall be exclusive for a period of 20 days after the date hereof and thereafter shall be non-exclusive.

In consideration of the services rendered by R&R under this Agreement, the Company agrees to pay R&R the following fees and other compensation:

(a)	A cash fee payable immediately upon the closing of any portion of the Offering equal to 5% of the aggregate capital raised in the Offering.

(b)	$15,000 expense allowance.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles. Any dispute arising out of this Agreement shall be adjudicated in the courts of the State of New York or in the federal courts sitting in the Southern District of New York, and each of the parties hereto agrees that service of process upon it by registered or certified mail at its address set forth herein shall be deemed adequate and lawful. The Company shall indemnify R&R against any liabilities arising under the Securities Act of 1933, as amended, attributable to any information supplied or omitted to be supplied to any investor by the Company pursuant to this Agreement. The Company acknowledges and agrees that R&R is not and shall not be construed as a fiduciary of the Company and shall have no duties or liabilities to the equity holders or the creditors of the Company or any other person by virtue of this Agreement or the retention of R&R hereunder, all of which are hereby expressly waived.

This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to its subject matter and there are no agreements or understandings with respect to the subject matter hereof which are not contained in this Agreement. This Agreement may be modified only in writing signed by the party to be charged hereunder.

If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this letter.

Very truly yours, RODMAN & RENSHAW, LLC

Agreed to and accepted		By:	/s/ Thomas G. Pinou
as of the date first written above:			Name: Thomas G. Pinou Title: Chief Financial Officer
TRIPATH TECHNOLOGY, INC.

By:	/s/ Jeffrey L. Garon
Name: Jeffrey L. Garon Title: Vice President and Chief Financial Officer

330 Madison Avenue, 27th Floor

New York, NY 10017